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                                                                    EXHIBIT 23.1




                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Lance, Inc.:


We consent to incorporation by reference in the Registration Statement of Lance, Inc. on Form S-8, filed on April 26, 1995 related to the 1995 Nonqualified Stock Option Plan for Non-Employee Directors, of our report dated February 20, 1995 relating to the consolidated balance sheets of Lance, Inc., and subsidiaries as of December 31, 1994 and December 25, 1993, and the related consolidated statements of income and retained earnings and cash flows for the three-year period ended December 31, 1994, which report is incorporated by reference in the December 31, 1994 annual report on Form 10-K of Lance, Inc.

Our report refers to the adoption of the provisions of the American Institute of Certified Public Accountants' Statement of Position 93-7, "Reporting on Advertising Costs" and the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities," during the fiscal year ended December 31, 1994. Our report also refers to the adoption of the provisions of SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of the beginning of the fiscal year ended December 25, 1993.


                                           KPMG PEAT MARWICK LLP




Charlotte, North Carolina
April 26, 1995